EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-41542 and No. 333-72036) pertaining to the 1999 Equity Participation Plan of Golden Telecom, Inc. and in the Post Effective Amendment No. 1 (Form S-3 No 333-39260) to Registration Statement on Form S-1 of Golden Telecom, Inc. and the in related Prospectus of our reports dated March 11, 2005, with respect to the consolidated financial statements and schedule of Golden Telecom, Inc., and Golden Telecom, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Golden Telecom, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young (CIS) Limited

Moscow, Russia
March 11, 2005